Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-89161



PROSPECTUS


                                5,782,940 Shares

                        MERISTAR HOSPITALITY CORPORATION

                                  COMMON STOCK

We are a comprehensive real estate investment trust which owns a portfolio of primarily upscale, full service hotels, diversified by franchise and brand affiliation, in the United States and Canada.

This prospectus relates to the offer and sale from time to time by some of our stockholders, who are listed on page 22 of this document, of up to 5,782,940 shares of our common stock. We have or may issue these shares of our common stock to the extent these stockholders exchange the units of limited partnership interest in our subsidiary, MeriStar Hospitality Operating Partnership, L.P., held by them for an equal number of shares of our common stock.

These stockholders may sell the shares covered by this prospectus on the New York Stock Exchange, in other markets where our common stock may be traded or in privately negotiated transactions. They may sell their shares at whatever prices which are current when particular sales take place or at other prices to which they agree. These stockholders will pay any brokerage fees or commissions relating to the sales by them. The registration of the stockholders' shares does not necessarily mean that any of them will sell their shares.

Our company's shares of common stock are traded on the New York Stock Exchange under the symbol "MHX." On November 3, 2003, our closing stock price was $6.81 per share.

We will not receive any proceeds from the sale of any shares covered by this prospectus. We are paying the costs of preparing and filing the registration statement of which this prospectus is a part.

See "Risk Factors," beginning on Page 2 for certain factors relevant to an investment in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the common stock to be issued in connection with this document or determined that this document is accurate or complete. Any representation to the contrary is a criminal offense.


                                November 5, 2003

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TABLE OF CONTENTS
-----------------

                                   Prospectus


                                                                          PAGE
                                                                          ----
The Company.................................................................1
Risk Factors................................................................2
Forward-Looking Information.................................................3
Description of Common Stock.................................................4
Federal Income Tax Considerations...........................................10
Use of Proceeds.............................................................22
The Selling Stockholders....................................................22
Plan of Distribution........................................................26
Experts.....................................................................27
Legal Matters...............................................................27
Where You Can Find More Information.........................................27




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                                   THE COMPANY

MeriStar Hospitality Corporation is a real estate investment trust, or REIT, and owns a portfolio of upscale, full-service hotels and resorts. Our portfolio is diversified geographically as well as by franchise and brand affiliations. Our hotels are located in major metropolitan areas, rapidly growing secondary markets or resort locations in the United States and Canada. A majority of our hotels are operated under nationally recognized brand names such as Hilton(R), Sheraton(R), Westin(R), Marriott(R), Radisson(R), Doubletree(R) and Embassy Suites(R).

We were created on August 3, 1998, when American General Hospitality Corporation, a corporation operating as a real estate investment trust, merged with CapStar Hotel Company. In connection with this merger, we created MeriStar Hotels & Resorts, Inc. ("MeriStar Hotels") to be the lessee and manager of nearly all of our hotels. On July 31, 2002, MeriStar Hotels merged with Interstate Hotels Corporation to form Interstate Hotels & Resorts, Inc. ("Interstate Hotels"). As of June 30, 2003, Interstate Hotels managed all of our hotels. We and Interstate Hotels have entered into an intercompany agreement that governs a number of aspects of our relationship. In addition, we share Chairman of the Board, Paul W. Whetsell.

Our principal executive offices are located at 4501 N. Fairfax Drive, Arlington, Virginia 22203. Our telephone number is (703) 812-7200. We maintain a web site on the Internet at www.meristar.com. The contents of our web site are not part of this prospectus.


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                                  RISK FACTORS

You should consider carefully the following risk factors and the risk factors incorporated by reference into this prospectus, together with all of the other information included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock. Additional risk factors may be found in our most recent annual report on Form 10-K, which is incorporated into this prospectus by reference. See "Where you can find more information." This section includes or refers to forward-looking statements.

REAL ESTATE INVESTMENT TRUST TAX RISKS

DEPENDENCE ON QUALIFICATION AS A REAL ESTATE INVESTMENT TRUST.

We have operated and intend to continue to operate in a manner designed to permit us to qualify as a real estate investment trust for federal income tax purposes. Qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986 for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within our control may affect our ability to continue to qualify as a real estate investment trust. The complexity of these provisions and of the applicable income tax regulations that have been promulgated under the Internal Revenue Code is greater in the case of a real estate investment trust that holds its assets through a partnership, such as we do. Moreover, no assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not change the tax laws with respect to qualification as a real estate investment trust or the federal income tax consequences of such qualification.

If (1) our company and Interstate Hotels were treated as stapled entities under section 269B(a)(3) of the Internal Revenue Code, (2) the separate corporate existence of Interstate Hotels were disregarded or (3) Interstate Hotels were treated as our agent for federal income tax purposes, we would not qualify as a real estate investment trust under the Internal Revenue Code.

If we fail to qualify as a real estate investment trust in any taxable year, we will not be allowed a deduction for distributions to our stockholders in computing our taxable income and will be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at the applicable corporate rate. In addition, unless we were entitled to relief under statutory provisions, we would be disqualified from treatment as a real estate investment trust for the four taxable years following the year during which qualification is lost. This disqualification would reduce our funds available for investment or distribution to our stockholders because of our additional tax liability for the year or years involved.

If we were to fail to qualify as a real estate investment trust, we no longer would be subject to the distribution requirements of the Internal Revenue Code. To the extent that distributions to stockholders would have been made in anticipation of our qualifying as a real estate investment trust, we might be required to borrow funds or to liquidate assets to pay the applicable corporate income tax. Although we currently operate in a manner designed to qualify as a real estate investment trust, it is possible that future economic, market, legal, tax or other considerations may cause us to decide to revoke the real estate investment trust election.

ADVERSE EFFECTS OF REAL ESTATE INVESTMENT TRUST MINIMUM DISTRIBUTION
REQUIREMENTS.

To obtain the favorable tax treatment accorded to real estate investment trusts under the Internal Revenue Code, we generally will be required each year to distribute to our stockholders at least 95% of our real estate investment trust taxable income. We will be subject to income tax on any undistributed real estate investment trust taxable income and net capital gain, and to a 4% nondeductible excise tax on the amount, if any, by which distributions we pay with respect to any calendar year are less than the sum of:

         o    85% of our ordinary income for the calendar year;

         o    95% of our capital gain net income for such year; and

         o    100% of our undistributed income from prior years.

The requirement to distribute a substantial portion of our net taxable income could cause us to distribute amounts that otherwise would be spent on future acquisitions, unanticipated capital expenditures or repayment of debt which would require us to borrow funds or to sell assets to fund the cost of such items.

We intend to make distributions to our stockholders to comply with the distribution provisions of the Internal Revenue Code and generally to avoid federal income taxes and the nondeductible 4% excise tax. Our income will consist primarily of our share of income of MeriStar Hospitality Operating Partnership, L.P. and our cash flow will consist primarily of our share of distributions from the operating partnership. It is possible, however, that differences in timing between the receipt of income and the payment of expenses in arriving at our taxable income or the taxable income of the operating partnership and the effect of nondeductible capital expenditures, the creation of reserves or required debt amortization payments could in the future require us to borrow funds directly or through the operating partnership on a short or long-term basis to meet the distribution requirements that are necessary to continue to qualify as a real estate investment trust and avoid federal income taxes and the 4% nondeductible excise tax. In such circumstances, we might need to borrow funds directly in order to avoid adverse tax consequences even if we believe that the then prevailing market conditions generally are not favorable for such borrowings or that such borrowings are not advisable in the absence of such tax considerations.

Distributions by the operating partnership will be determined by us and are dependent on a number of factors, including:

         o    the amount of cash available for distribution;


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         o    the operating partnership's financial condition;

         o our decision to reinvest funds rather than to distribute such funds;

         o    the operating partnership's capital expenditure requirements;

         o the annual distribution requirements under the real estate investment trust provisions of the Internal Revenue Code; and

         o    such other factors as we deem relevant.

However, the limited partnership agreement of the operating partnership generally authorizes us, as the general partner of the operating partnership, to take any steps necessary to cause the operating partnership to distribute to its partners an amount needed to meet the real estate investment trust minimum distribution requirements. Accordingly, although we intend to continue to satisfy the annual distribution requirement to avoid corporate income taxation on the earnings that we distribute, there can be no assurance that we will be able to do so.

CONSEQUENCES OF FAILURE TO QUALIFY AS PARTNERSHIPS

If the Internal Revenue Service were successfully to determine that our operating partnership or any subsidiary partnership or limited liability company is properly treated as a corporation, we could cease to qualify as a real estate investment trust for federal income tax purposes. The imposition of a corporate tax on the operating partnership or any of the subsidiary partnerships or limited liability companies, with a concomitant loss of our real estate investment trust status, would substantially reduce the amount of cash available for distribution.


                           FORWARD-LOOKING INFORMATION

Information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and as such may involve risks and uncertainties. Forward-looking statements, which are based on assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or comparable terminology. Actual results, performance or achievements of our company may differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. You should carefully review all information included or incorporated by reference into this document in evaluating any forward-looking statements contained or incorporated by reference herein.


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

                           DESCRIPTION OF COMMON STOCK

As of September 30, 2003, our authorized stock included 100,000,000 shares of common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. As September 30, 2003, we had no shares of preferred stock outstanding and 61,119,078 shares of common stock outstanding. The number of shares of common stock does not include:

         o 3,341,705 shares of common stock reserved for issuance, as of September 30, 2003, upon the exercise of outstanding stock options;

         o 3,276,317 shares of common stock available, as of September 30, 2003, for grant under our employee and director incentive plans;

         o 108,971 shares of common stock reserved for issuance, as of September 30, 2003, upon conversion of our 4.75% convertible subordinated notes due 2004;

         o 16,699,406 of common stock shares reserved for issuance, as of September 30, 2003, upon conversion of our 9 1/2% convertible subordinated notes due 2010;

         o 2,432,104 shares of common stock issuable in redemption, as of September 30, 2003, of common, Class B and Class C partnership units in MeriStar Hospitality Operating Partnership, L.P., our subsidiary operating partnership;

         o 1,227,429 shares of common stock issuable in redemption, as of September 30, 2003, of Class D partnership units in MeriStar Hospitality Operating Partnership, assuming redemption for our common stock at its closing price per share on September 30, 2003 of $7.08 per share; and

         o 1,800,000 shares of common stock issued in October 2003 as a result of the exercise by our underwriters of an over-allotment option granted in a public offering of our common stock.

The following summary description of our stock and provisions of Maryland law and of our charter and bylaws is subject to and qualified by reference to the provisions of Maryland law described in this document and to our charter and bylaws.

GENERAL

Under our charter, we have the authority to issue 100,000,000 shares of our common stock, par value $0.01 per share, and 100,000,000 shares of preferred stock, par value $0.01 per share. Under Maryland law, stockholders generally are not liable for a corporation's debts or obligations.

COMMON STOCK

Subject to the provisions of our charter regarding the restrictions on transfer of stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of our common stock can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

The outstanding shares of our common stock are fully paid and non-assessable.

Holders of shares of our common stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any our securities. Subject to the provisions of our charter regarding the restrictions on transfer of stock, shares of our common stock have equal dividend, liquidation and other rights.

The holders of our common stock are entitled to dividends and other distributions out of assets legally available at such times and in such amounts as our directors may determine from time to time. The payment of future dividends is dependent upon, among other factors, action by our board of directors, our financial condition, future earnings, the availability of cash and restrictions in instruments governing our indebtedness.

In the event of liquidation, the holders of our common stock are entitled to all assets that remain after satisfaction of creditors and the liquidation preferences of outstanding preferred stock, if any.

Under the Maryland General Corporation Law, a Maryland corporation generally cannot:

    o    dissolve;

    o    amend its charter;

    o    merge;

    o    sell all or substantially all of its assets;

    o    engage in a share exchange; or


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    o    engage in similar transactions outside the ordinary course of business;

unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter.

Our charter provides that, with the exception of some amendments to our charter, the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such matters will be sufficient to approve these transactions.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is EquiServe, L.P.

RESTRICTIONS ON TRANSFER

We must meet requirements concerning the ownership of outstanding shares of our stock in order for us to qualify as a real estate investment trust or REIT under the Internal Revenue Code. Specifically, not more than 50% in value of our outstanding shares of stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Internal Revenue Code to include certain entities, during the last half of a taxable year, and the shares of our stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year. In addition, we must meet requirements regarding the nature of our gross income in order to qualify as a real estate investment trust. One such requirement is that at least 75% of our company's gross income for each calendar year must consist of rents from real property and income from other real property investments. The rents received by our operating partnership and its subsidiary partnerships and limited liability companies from our hotel lessees will not qualify as rents from real property, which could result in our loss of real estate investment trust status, if we own, actually or constructively, 10% or more of the ownership interests in our hotel lessees, within the meaning of section 856(d)(2)(B) of the Internal Revenue Code, other than any lessee that qualifies as a "taxable REIT subsidiary" of ours under the Internal Revenue Code, and the rents received from our taxable REIT subsidiaries will not qualify as rents from real property if a manager or operator of those hotels does not qualify as an "independent contractor" under applicable rules in the Internal Revenue Code requiring that the manager or operator does not own more than 35% of our shares and that not more than 35% of the interests in the manager or operator are owned, directly or indirectly, by one or more persons who own 35% or more of our shares.

Because our board believes it is essential for us to continue to qualify as a REIT, our charter, subject to exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.8% of the number of outstanding shares of any class of our common stock, subject to a "look-through" exception that permits mutual funds and other entities to own as much as 15% of any class of our common stock in appropriate circumstances. Some types of entities including some pension trusts, mutual funds and corporations will be looked through for purposes of the "closely held" test in section 856(h) of the Internal Revenue Code. Subject to limited exceptions, our charter will allow these entities under the "look-through" ownership limitation to own up to 15% of the shares of any class of our common stock, provided that such ownership does not cause any beneficial owner of the entity to exceed the 9.8% stock ownership limitation described above or otherwise result in a violation of the tests described in clauses (2), (3), (4) and (5) of the next succeeding paragraph. In addition, our charter prohibits the direct or indirect ownership of more than 34.9% of the shares of our common stock by any person that manages or operates any of our hotels or by one or more persons who each directly or indirectly own both our common stock and an ownership interest in any entity that manages or operates any of our hotels if those persons directly or indirectly own more than 35% of the interests in that entity that manages or operates any of our hotels.

Any transfer of our common stock that would:

         (1) result in any person owning, directly or indirectly, our common stock in excess of the 9.8% stock ownership limitation or the "look-through" ownership limitation, if applicable;

         (2) result in our common stock being owned by fewer than 100 persons determined without reference to any rules of attribution;

         (3)  result in our company being "closely held" within the meaning of section 856(h) of the Internal Revenue Code;

         (4) cause our company to own, actually or constructively, 9.9% or more of the ownership interests in a tenant of our company's, our operating partnership's or a subsidiary partnership's or limited liability company's real property, within the meaning of section 856(d)(2)(B) of the Internal Revenue Code; or

         (5) result in the direct or indirect ownership of more than 34.9% of the shares of our common stock by any person that manages or operates any of our hotels or by one or more persons who each directly or indirectly own both our common stock and an ownership interest in any entity that manages or operates any of our hotels if those persons directly or indirectly own more than 35% of the interests in that entity that manages or operates any of our hotels will be void from the time the transfer was to have been made, and the intended transferee or transferees will acquire no rights in the shares of our common stock that would cause any of the results described above.

In that event, those shares will be designated as "shares-in-trust" and will be transferred automatically to a trust, effective on the day before the purported transfer of the shares of our common stock. The record holder of the shares of our common stock that are designated as shares-in-trust (the "Prohibited Owner") will be required to submit that number of shares of our common stock to us for registration in the name of the trustee of the


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trust. The trustee will be designated by us but will not be affiliated with us or with the Prohibited Owner. The beneficiary of the trust will be one or more charitable organizations named by us.

Shares-in-trust will remain issued and outstanding shares of our common stock and will be entitled to the same rights and privileges as all other shares of the same class and series. The trustee will receive all dividends and distributions on the shares-in-trust and will hold those dividends or distributions in trust for the benefit of the beneficiary. The trustee will vote all shares-in-trust. The trustee will designate a permitted transferee of the shares-in-trust, provided that the permitted transferee purchases the shares-in-trust for valuable consideration and acquires the shares-in-trust without the acquisition resulting in the redesignation of the shares as shares-in-trust.

The Prohibited Owner with respect to shares-in-trust will be required to repay to the trustee the amount of any dividends or distributions received by the Prohibited Owner that are attributable to any shares-in-trust and the record date of which was on or after the date that the shares become shares-in-trust. Any vote by a Prohibited Owner prior to our discovery that the shares-in-trust were held in trust will be rescinded as void from the time the vote was to have been cast and recast by the trustee, in its sole and absolute discretion. However, if we have already taken irreversible corporate action based on that vote, then the trustee shall not have the authority to rescind and recast that vote. The Prohibited Owner generally will receive from the trustee the lesser of:

         (1) the price per share the Prohibited Owner paid for the shares of common stock that were designated as shares-in-trust or, in the case of a gift or devise or other "non-transfer" events, the average closing sales price per share on the five trading days ending on the date of the gift, devise or "non-transfer" event; and

         (2) the price per share received by the trustee from the sale of the shares-in-trust.

Any amounts the trustee receives in excess of the amounts to be paid to the Prohibited Owner will be distributed to the beneficiary.

The shares-in-trust will be deemed to have been offered for sale to our company, or our designee, at a price per share equal to the lesser of:

         (1) the price per share in the transaction that created the shares-in-trust or, in the case of a gift or devise or other "non-transfer" events, the average closing sales price per share on the five trading days ending on the date of the gift, devise or "non-transfer" event; and

         (2) the average closing sales price per share on the five trading days ending on the date that we, or our designee, accepts the offer.

Subject to the trustee's ability to designate a permitted transferee, we will have the right to accept the offer for a period of 90 days after the later of the date of the purported transfer or other event which resulted in the creation of those shares-in-trust and the date we determine in good faith that a transfer or other event resulting in the shares-in-trust occurred.

All persons who own, directly or indirectly, more than 5%, or the lower percentages as required pursuant to regulations under the Internal Revenue Code, of the outstanding shares of our stock must, within 30 days after January 1 of each year, provide us with a written statement or affidavit stating the name and address of the direct or indirect owner, the number of shares of our common stock owned directly or indirectly and a description of how the shares are held.

In addition, each direct or indirect stockholder shall provide us with any additional information as we may request in order to determine the effect, if any, of share ownership on our status as a real estate investment trust and to ensure compliance with the 9.8% stock ownership limitation, the "look-through" ownership limitation or the 34.9% ownership limitation, each as described above.

The 9.8% stock ownership limitation or the "look-through" ownership limitation, as applicable, generally will not apply to the acquisition of shares of our common stock by an underwriter that participates in a public offering of those shares. Also, the 34.9% ownership limitation generally will not apply to the acquisition of shares or our common stock or to rights, options or warrants for, or securities convertible into, our common stock by an underwriter that participates in a public offering of those shares, rights, options, warrants or other securities, if the underwriter, either alone or together with other persons that own both our stock and interests in any entity that manages or operates our hotels, does not directly or indirectly own more than 34.9% of the shares of our common stock. In addition, our board, upon receipt of a ruling from the Internal Revenue Service or an opinion of counsel and upon other conditions as our board may direct, may exempt a person from the 9.8% stock ownership limitation or the "look-through" ownership limitation, as applicable, under some circumstances.

All certificates representing shares of our common stock will bear a legend referring to the restrictions described above.

The 9.8% stock ownership limitation and the 34.9% ownership limitation could have the effect of delaying, deferring or preventing a takeover or other transaction in which holders of some, or a majority, of shares of our common stock might receive a premium for their shares of our common stock over the then prevailing market price or which such holders might believe to be otherwise in their best interest.

CHARTER AND BYLAW PROVISIONS AND PROVISIONS OF MARYLAND LAW

NUMBER OF DIRECTORS; CLASSIFICATION OF OUR BOARD. Our charter and bylaws provide that the number of directors will consist of not less than three nor more than fifteen persons, as determined by the affirmative vote of a majority of the members of our entire board. At all times, a majority of the directors shall be independent directors, except that upon the death, removal, incapacity or resignation of an independent director, such requirement shall not be applicable for 60 days. There are currently ten directors, six of whom are independent directors. The holders of our common stock are entitled to vote on the election or removal of directors, with each share entitled to one vote. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority vote of the remaining directors, except that a vacancy resulting from an increase in the number of directors must be filled by a majority vote of our entire board.


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Our charter divides our board into three classes of directors. The term of the first class expires in 2005, the term of the Class II directors expires in 2006 and the term of the Class III directors expires in 2004. As the term of each class expires, directors in that class will be elected by our stockholders for a term of three years and until their successors are duly elected and qualify. Classification of our board is intended to assure the continuity and stability of our company's business strategies and policies as determined by our board. Because holders of our common stock will have no right to cumulative voting in the election of directors, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult, which could delay, defer, discourage or prevent an attempt by a third party to obtain control of our company or other transaction, even though stockholders might believe such an attempt or other transaction is in their best interests. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions.

REMOVAL; FILLING VACANCIES. Our bylaws provide that, unless our board otherwise determines, any vacancies, except vacancies resulting from an increase in the number of directors, which will be filled by a majority vote of our entire board, will be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum. Any director so elected shall hold office until the next annual meeting of stockholders. Our charter provides that directors may be removed, with or without cause, only by the affirmative vote of the holders of at least 75% of votes entitled to be cast in the election of the directors. This provision, when coupled with the provision of our bylaws authorizing the board to fill vacant directorships, precludes stockholders from removing incumbent directors, except upon a substantial affirmative vote, and filling the vacancies created by such removal with their own nominees.

LIMITATION OF LIABILITY AND INDEMNIFICATION. The Maryland General Corporation Law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as being material to a cause of action adjudicated in any proceeding. Our charter contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our charter obligates us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or to reimburse reasonable expenses in advance of final disposition of a proceeding to, any of our current or former directors or officers (or their estates) who is, was or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that that person is or was our director or officer. This indemnification obligation also covers a person who is or was serving at our request as a director, officer, trustee, partner, member, agent or employee of another corporation, partnership, limited liability company, association, joint venture, trust or other enterprise if sued or threatened to be sued as a result of this service. Our charter also permits us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

Unless its charter provides otherwise, Maryland law requires a Maryland corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he is made a party by reason of his service in that capacity. Our charter does not provide otherwise. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

         (1) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

         (2) the director or officer actually received an improper personal benefit in money, property or services; or

         (3) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.

In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of:

    o a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation; and

    o a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our company also has purchased and maintains insurance on behalf of all of our directors and executive officers against liability asserted against or incurred by them in their official capacities with our company, whether or not our company is required or has the power to indemnify them against the same liability.

BUSINESS COMBINATIONS. Maryland law provides that "business combinations" including a merger, consolidation, share exchange or, in some circumstances, an asset transfer or issuance or reclassification of equity securities, between a Maryland corporation and an interested stockholder -- any person who beneficially owns 10% or more of the voting power of such corporation's shares, or an affiliate or associate of such corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding voting shares of such corporation, or an affiliate thereof -- are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder. A person is not an interested stockholder if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

Thereafter, any such business combination must be recommended by the board of such corporation and approved by the affirmative vote of at least:

    o 80% of the votes entitled to be cast by holders of outstanding voting shares of such corporation; and

    o two-thirds of the votes entitled to be cast by holders of voting shares of such corporation other than the shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's stockholders receive a minimum price as defined in the Maryland General Corporation Law for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares.

These provisions of the Maryland law do not apply, however, to business combinations that are approved or exempted by the board of the corporation prior to the time that the interested stockholder becomes an interested stockholder.

CONTROL SHARE ACQUISITION STATUTE. Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers or by directors who are employees of the corporation. "Control shares" are voting shares which, if aggregated with all other such shares previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

         (1)  one-tenth or more but less than one-third;

         (2)  one-third or more but less than a majority; or

         (3)  a majority or more of all voting power.

Control shares do not include shares which the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of conditions, including an undertaking to pay expenses, may compel the board of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to conditions and limitations, the corporation may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange, if the corporation is a party to the transaction, or to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. The provision may be amended or eliminated at any time in the future.

AMENDMENT TO OUR CHARTER. Our charter may normally be amended by the affirmative vote of holders of shares entitled to cast a majority of all votes entitled to be cast on such an amendment. However:

    o no term or provision of our charter may be added, amended or repealed in any respect that would, in the determination of our board, cause us not to qualify as a REIT under the Internal Revenue Code,

    o some provisions of our charter, including provisions relating to our stock, restrictions on transfer of our stock, preemptive rights of holders of stock, the classification of directors, the removal of directors, independent directors and the indemnification and limitation of liability of officers and directors, may not be amended or repealed, and

    o provisions imposing cumulative voting in the election of directors may not be added to our charter,

unless, in each such case, such action is approved by the affirmative vote of the holders of not less than two-thirds of all the votes entitled to be cast on the matter.

DISSOLUTION OF OUR COMPANY. The affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter must approve the dissolution of our company.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS. Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election of our board and the proposal of business to be considered by stockholders may be made

    o    pursuant to our notice of the meeting,

    o    by or at the direction of our board or

    o by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

Our bylaws provide that with respect to special meetings of stockholders, only the business specified in our company's notice of meeting may be brought before the meeting of stockholders other than nominations of persons for election to our board, which may be brought before the meeting

    o    pursuant to our notice of the meeting,

    o    by or at the direction of our board or

    o by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws provided that our board has determined that directors shall be elected at such meeting.

MEETINGS OF STOCKHOLDERS. Our bylaws provide that annual meetings of stockholders shall be held on a date and at the time set by our board during the month of May each year. Special meetings of our stockholders may be called by our President, Chief Executive Officer or board. As permitted by Maryland law, our bylaws provide that special meetings must be called by our Secretary upon the written request of the holders of shares entitled to cast not less than a majority of all votes entitled to be cast at the meeting.

OPERATIONS. Our charter requires the board generally to use commercially reasonable efforts to cause our company to qualify as a REIT.

ANTI-TAKEOVER EFFECT OF PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND OUR BYLAWS. The following provisions could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of our common stock or that our holders might believe to be in their best interest:

    o    the business combination provisions of Maryland law;

    o if the applicable provisions in our bylaws are amended or rescinded, the control share acquisition provisions of Maryland law;

    o the provisions of our charter on classification of our board and removal of directors; and

    o    the advance notice provisions of our bylaws.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following is a summary of material United States federal income tax considerations that may be relevant to the purchase, ownership and disposition of our common stock by U.S. and non-U.S. holders, each as defined below. The following discussion does not purport to be a full description of all United States federal income tax considerations that may be relevant to a decision to purchase our common stock or to the holding or disposition of our common stock and does not address any other taxes that might be applicable to a holder of our common stock, such as tax consequences arising under the tax laws of any state, locality or foreign jurisdiction. The United States Internal Revenue Service may not take a similar view of these consequences. Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to particular holders in light of their personal circumstances and does not deal with persons that are subject to special tax rules, such as dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, financial institutions, insurance companies, tax-exempt organizations, persons holding our common stock as part of a hedging or conversion transaction, a straddle or a constructive sale and persons whose functional currency is not the United States dollar. The discussion below assumes that our common stock is held as a capital asset within the meaning of section 1221 of the Internal Revenue Code.

         If any entity that is treated as a partnership for United States federal income tax purposes holds our common stock, the tax treatment of its partners or members will generally depend upon the status of the partner or member and the activities of the entity. If you are a partner of a partnership or a member of a limited liability company or other entity classified as a partnership for United States federal income tax purposes and that entity is holding our common stock, you should consult your tax advisor.

         The discussion of the United States federal income tax considerations below is based on currently existing provisions of the Internal Revenue Code, the applicable Treasury regulations promulgated and proposed under the Internal Revenue Code, judicial decisions and administrative interpretations, all of which are subject to change, possibly on a retroactive basis. Because individual circumstances may differ, you are strongly urged to consult your tax advisor with respect to your particular tax situation and the particular tax effects of any state, local, foreign or other tax laws and possible changes in the tax laws.

As used in this summary, a U.S. holder means a beneficial owner of our common stock who is, for United States federal income tax purposes:

         o    a citizen or individual resident of the United States;

         o a corporation or partnership created or organized in or under the laws of the United States or of any of its political subdivisions;

         o an estate the income of which is subject to United States federal income taxation regardless of its source; or

         o a trust if either a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

       As used in this summary, a "non-U.S. holder" means a beneficial owner of our common stock who is not a U.S. holder.


U.S. FEDERAL  INCOME TAX CONSIDERATIONS FOR U.S. HOLDERS

         DISTRIBUTIONS TO U.S. HOLDERS. For any taxable year for which we qualify as a real estate investment trust, or REIT, for United States federal income tax purposes, a taxable U.S. holder of our common stock must take into account distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain as ordinary income. These distributions will not qualify for the dividends received deduction generally available to corporations. As described below under "-- Certain U.S. Federal Tax Considerations Applicable to U.S. Holders and Non-U.S. Holders -- Recent Changes to the Internal Revenue Code," we expect that ordinary dividends paid by us generally will not be eligible for the reduced maximum 15% tax rate imposed on some corporate dividends as a result of recently enacted United States federal tax legislation.

         A U.S. holder of our common stock generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. holder has held our common stock. We generally will designate our capital gain dividends as either 15% (through 2008, and 20% thereafter) or 25% rate distributions in the case of non-corporate stockholders. A corporate U.S. holder of our common stock, however, may be required to treat up to 20% of some capital gain dividends as ordinary income.

         We may elect to retain and pay income tax on our net long-term capital gains. In that case, a U.S. holder of our common stock would be taxed on its proportionate share of our undistributed long-term capital gain, but would receive a credit or refund for its proportionate share of the tax we paid. The U.S. holder would increase the basis in its stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax paid by us.

         A U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted tax basis of the U.S. holder's common stock. Instead, this distribution will reduce the adjusted tax basis of the stockholder's common stock. A U.S. holder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. holder's adjusted tax basis in its common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. holder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. holder of record on a specified date in any of those months, the distribution shall be treated as both paid by us and received by the U.S. holder on December 31 of that year, provided that we actually pay the distribution during January of the following calendar year.

         Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses would be carried over by us for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any passive activity losses against that income. In addition, taxable distributions from us generally will be treated as investment income for purposes of the investment interest limitations. We will notify stockholders after the close of our taxable year as to the portions of the dividends attributable to that year that constitute ordinary income and capital gain.

         DISPOSITION OF OUR COMMON STOCK BY U.S. HOLDERS. Gain or loss recognized on the taxable disposition of our common stock by a U.S. holder generally will be capital gain or loss and in the case of capital gain will be treated as long-term capital gain if the U.S. holder has held the common stock for more than one year. However, a U.S. holder must treat any loss on the taxable disposition of our common stock held by the stockholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions previously received from us that are characterized as long-term capital gain.

U.S. FEDERAL  INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

         DISTRIBUTIONS TO NON-U.S. HOLDERS.

         A non-U.S. holder of our common stock that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain, will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to that distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. holder's conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to United States federal income tax on the distribution at graduated rates, in the same manner as U.S. holders are taxed with respect to those distributions, and a non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such distribution paid to a non-U.S. holder unless either:

         o a lower treaty rate applies and the non-U.S. holder files an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced rate with us, or

         o the non-U.S. holder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is effectively connected income.

         A non-U.S. holder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the holder's adjusted basis in our common stock. Instead, the distribution will reduce the adjusted basis of the holder's common stock. A non-U.S. holder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of the holder in our common stock, if the non-U.S. holder otherwise would be subject to tax on gain from the sale or disposition of our common stock, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. holder may obtain a refund of amounts that we withhold if we later determine that a distribution did exceed our current and accumulated earnings and profits.

         We might be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30% unless applicable exceptions apply.

         Distributions to a non-U.S. holder of our common stock that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a non-U.S. holder under Internal Revenue Code provisions enacted by the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Under FIRPTA, these distributions are taxed to a non-U.S. holder as if the distributions were gains effectively connected with a United States trade or business. Accordingly, a non-U.S. holder will be taxed at the normal capital gain rates applicable to a U.S. holder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. Distributions subject to FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. holder that is not entitled to a treaty reduction or exemption.

         We generally will be required to withhold from distributions to non-U.S. holders, and remit to the Internal Revenue Service, 35% of designated capital gain dividends or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends.

         In addition, if we designate prior distributions as capital gain dividends, later distributions, up to the amount of the prior distributions not withheld against, will be treated as capital gain dividends for purposes of withholding. If the amount of tax we withhold exceeds the holder's United States tax liability with respect to that distribution, the non-U.S. holder may file a claim with the Internal Revenue Service for a refund of the excess.

         DISPOSITION OF OUR COMMON STOCK BY NON-U.S. HOLDERS.

         A sale of our common stock by a non-U.S. holder normally will not be subject to United States federal income taxation unless our common stock constitutes a "United States real property interest" within the meaning of FIRPTA or the gain from the sale is effectively connected with the conduct of a United States trade or business of the non-U.S. holder. Our common stock will not constitute a United States real property interest if we are a "domestically-controlled REIT" as defined for United States federal income tax purposes. A domestically-controlled REIT is a REIT that at all times during a specified testing period has less than 50% in value of its shares held directly or indirectly by foreign persons, as defined for purposes of the Internal Revenue Code. We cannot assure you that we will be a domestically-controlled REIT. If we were not a domestically-controlled REIT, a non-U.S. holder's sale of our common stock would not be subject to tax under FIRPTA as a sale of a United States real property interest if:

         o Our common stock were "regularly traded" on an established securities market within the meaning of applicable Treasury regulations; and

         o The non-U.S. holder did not actually, or constructively under specified attribution rules under the Internal Revenue Code, own more than 5% of our common stock at any time during the shorter of the five-year period preceding the disposition or the holder's holding period.

         If our common stock continues to be regularly traded on an established securities market, a sale of our common stock normally should not be subject to taxation under FIRPTA in the case of non-U.S. holders owning 5% or less of our common stock, even if we do not qualify as a domestically-controlled REIT.

         If a gain on the sale of our common stock were subject to taxation under FIRPTA, a non-U.S. holder would be subject to the same treatment as a U.S. holder with respect to the gain, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals. In addition, distributions that are treated as gain from the disposition of common stock and are subject to tax under FIRPTA also may be subject to a 30% branch profits tax when made to a corporate non-U.S. holder that is not entitled to a treaty exemption.

         Even if not subject to FIRPTA, capital gains will be taxable to a non-U.S. holder if the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year and other applicable conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on his capital gains.

CERTAIN U.S. FEDERAL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS AND NON-U.S. HOLDERS

         INFORMATION REPORTING AND BACKUP WITHHOLDING

         Non-corporate U.S. holders generally will be subject to information reporting and might be subject to a backup withholding tax with respect to payments on, and the proceeds of disposition of, our common stock. Backup withholding will apply only if the U.S. holder:

         o fails to furnish its taxpayer identification number which, for an individual, would be his or her Social Security number;

         o    furnishes an incorrect taxpayer identification number;

         o is notified by the Internal Revenue Service that it has failed to properly report payments of interest or dividends; or

         o in some circumstances, fails to certify, under penalties of perjury, that it has furnished a correct taxpayer identification number and has not been notified by the Internal Revenue Service that it is subject to backup withholding for failure to report interest and dividend payments.

         Backup withholding and information reporting generally will not apply to payments made by us or our paying agent on our common stock to a non-U.S. holder if the non-U.S. holder provides appropriate certification or otherwise establishes an exemption, and the payor does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied. The payments of proceeds from the disposition of our common stock to or through a non-United States office of a broker, as defined in applicable Treasury regulations, that is (A) a United States person, (B) a controlled foreign corporation for United States federal income tax purposes,
(C) a foreign person 50% or more of whose gross income from all sources for the 3 prior years is from activities effectively connected with the conduct of a United States trade or business or (D) a foreign partnership, if at any time during its tax year, either more than 50% of its income or capital interests are owned by U.S. holders or the partnership is engaged in the conduct of a United States trade or business, will be subject to information reporting requirements unless the broker has documentary evidence in its files of the holder's non-U.S. holder status and has no actual knowledge to the contrary or the non-U.S. holder otherwise establishes an exemption. Backup withholding normally will not apply to any payment of the proceeds from the sale of our common stock made to or through a foreign office of a broker; however, backup withholding might apply if the broker has actual knowledge that the payee is a U.S. holder. Payments of the proceeds from the sale of our common stock to or though the United States office of a broker are subject to information reporting and possible backup withholding unless the holder certifies, under penalties of perjury, that it is not a U.S. holder and that other conditions are met or the holder otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. holder or that the conditions of any other exemption are not, in fact, satisfied.

         Holders of our common stock should consult their tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining an exemption, if available.

         The amount of any backup withholding will be allowed as a credit against the holder's United States federal income tax liability and might entitle the holder to a refund if the required information is furnished to the Internal Revenue Service.

         RECENT CHANGES TO THE INTERNAL REVENUE CODE

         The recently-enacted Jobs and Growth Tax Relief Reconciliation Act of 2003 reduces the maximum United States federal income tax rate imposed on long-term capital gains of non-corporate taxpayers, other than such gains attributable to prior depreciation deductions with respect to real property, generally from 20% to 15% for gains recognized on or after May 6, 2003 through December 31, 2008 and reduces the maximum United States federal income tax rate imposed on certain dividends received by non-corporate taxpayers generally from 38.6% to 15% for taxable years from 2003 through 2008. Without future congressional action, the maximum tax rate on such long-term capital gains will return to 20% beginning in 2009 and the maximum rate on qualifying dividends will increase to 35% in 2009 and to 39.6% in 2011. The legislation also reduces the maximum United States federal income tax rate imposed on other ordinary income of non-corporate taxpayers from 38.6% to 35% for taxable years from 2003 through 2010.

         The reduction in the maximum capital gains rate to 15% might apply to certain capital gains recognized by individual holders of our common stock.

         Dividends, other than capital gain dividends, paid by a REIT generally are not eligible for the reduced tax rates on dividends described above, except to the extent that the dividends are attributable either to dividends received by the REIT from taxable corporations or to income that was subject to tax at the entity level, such as undistributed income of the REIT. We presently expect that ordinary dividends paid by us generally will not be eligible for the reduced tax rates on dividends.

U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO OUR STATUS AS A REIT

         This section is a summary of material United States federal income tax considerations that may be relevant to prospective holders of our common stock due to the status of MeriStar Hospitality Corporation as a REIT and its investment in our operating partnership and partnership subsidiaries. When used in this section, "we", "us" and "our" refer to MeriStar Hospitality Corporation, including, as the context requires, its predecessor, American General Hospitality Corporation, for periods through the date of the merger of CapStar Hotel Company into American General Hospitality Corporation in 1998.

         REIT QUALIFICATION

         We elected to be taxed as a REIT under the United States federal income tax laws beginning with our short taxable year ended December 31, 1996. We believe that we have been organized and have operated in a manner so as to qualify as a REIT since the beginning of the first short taxable year for which this election was made and we intend to remain organized and continue to operate in this manner. However, no assurance can be given that we will remain organized and continue to operate in a manner so as to continue to qualify as a REIT. For a discussion of some tax consequences of our failure to qualify as a REIT, see "-- Failure to Qualify" below.

         This section discusses the laws governing the United States federal income tax treatment of a REIT. These laws are highly technical and complex.

         TAXATION OF OUR COMPANY

         If we qualify for taxation as a REIT, we generally will not be subject to United States federal income tax on the taxable income that we distribute currently to our stockholders. The benefit of that tax treatment is that it avoids double taxation, or taxation at both the corporate and stockholder levels, that usually results from owning stock in a corporation. However, even if we qualify for taxation as a REIT, we will be subject to United States federal income taxation as follows:

         o We will pay income tax on taxable income, including net capital gain, that we do not distribute to our stockholders during, or within a specified time period after, the calendar year in which the income is earned.

         o We may be subject to the alternative minimum tax under some circumstances.

         o We will pay income tax at the highest corporate rate on net income from the sale or other disposition of property acquired through foreclosure that we hold primarily for sale to customers in the ordinary course of business, as well as on other non-qualifying income from foreclosure property.

         o We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

         o If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under "-- Requirements for Qualification as a REIT -- Income Tests," and nonetheless continue to qualify as a REIT because we have met other requirements, we will pay a 100% tax on the greater of the amount by which we fail the 75% gross income test or 90% of our gross income exceeds the sources of our gross income that satisfy the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

         Certain recently proposed legislation, if enacted as proposed, will change the formula for calculating the 100% tax with respect to a failure to meet the 95% gross income test. See "-- Proposed Legislation" below.

         o If we fail to distribute during a calendar year at least the sum of 85% of our REIT ordinary income for the year, 95% of our REIT capital gain net income for the year, other than capital gain net income that we elect to retain and pay tax on, and any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of that required distribution over the amounts actually distributed.

         o If a C corporation, or a corporation that generally is subject to full corporate-level tax, transfers property to us in certain types of transactions in which the C corporation would not normally be required to recognize any gain or loss and we subsequently recognize gain on the disposition of the property during the 10-year period after we acquired the property, then all or a portion of the gain may be subject to tax at the highest corporate rate unless the C corporation made an election to treat the transferred property as if it were sold for its fair market value at the time of our acquisition.

              Under prior law, we were subject to this corporate tax on dispositions during the 10-year period if we made an election on our tax return for the year in which we acquired property from a C corporation. We made this election with respect to the assets that we acquired from CapStar Hotel Company pursuant to the merger in 1998. Accordingly, any gain recognized by us on the disposition of any of those assets during the 10-year period beginning on the date of our acquisition, to the extent of the asset's unrealized gain at the time of our acquisition, may be subject to tax at the highest regular corporate rate. Some of the non-core assets that we currently plan to sell were acquired from CapStar Hotel Company in the merger. However, we do not presently anticipate that we will recognize any significant net gain on the disposition of those properties that will be subject to tax under these rules.

         o We will incur a 100% excise tax on transactions with any taxable REIT subsidiary, as defined below, that are not conducted on an arm's-length basis.

         REQUIREMENTS FOR QUALIFICATION AS A REIT

         A REIT is a corporation, trust, or association that meets the following requirements:

                  1.  it is managed by one or more trustees or directors;

                  2. its beneficial ownership is evidenced by transferable shares or certificates of beneficial interest;

                  3. it would be taxable as a C corporation, except for the REIT provisions of the Internal Revenue Code;

                  4. it is neither a financial institution nor an insurance company subject to special provisions of the United States federal income tax laws;

                  5. at least 100 persons are beneficial owners of its shares or ownership certificates;

                  6. no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly through the application of attribution rules under the Internal Revenue Code, by five or fewer individuals, as defined in the Internal Revenue Code to include some types of entities, during the last half of any taxable year;

                  7. it elects to be taxed as a REIT and satisfies relevant filing and other administrative requirements;

                  8. it uses a calendar year for United States federal income tax purposes; and

                  9. it meets other qualification tests, described below, regarding the nature of its income and assets and distribution to its stockholders.

         We must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year.

         We have issued sufficient common stock with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our charter restricts the ownership and transfer of our common stock so that we should continue to satisfy requirements 5 and 6. The provisions of the charter restricting the ownership and transfer of our common stock are described in the "Description of Common Stock of MeriStar -- Restrictions on Transfer" section of the base prospectus contained in our registration statement on Form S-3 (File No. 333-85162) that is incorporated by reference into this document. We also have satisfied the other items listed in requirements 1 through 8.

         For purposes of the requirements described above, a corporation that is a "qualified REIT subsidiary" is not treated as a corporation separate from its parent REIT. As a result, all assets, liabilities, and items of income, deduction, and credit of our qualified REIT subsidiaries will be treated as our assets, liabilities, and items of income, deduction, and credit. A qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by a REIT.

         In the case of a REIT that is a partner in an entity treated as a partnership for United States federal tax purposes, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. As result, our proportionate share of the assets and items of income of our operating partnership and of each other partnership, joint venture, limited liability company or other entity treated as a partnership for United States federal tax purposes in which we have an interest, directly or indirectly, which are referred to as partnership subsidiaries, are treated as our assets and items of income.

         We also own equity interests in non-corporate, single-owner or -member entities. As long as an entity described in the preceding sentence does not elect to be treated as an association taxable as a corporation for United States federal tax purposes, the entity will be disregarded for United States federal tax purposes and all assets, liabilities, and items of income, deduction, and credit of the entity will be treated as assets, liabilities, and items of income, deduction, and credit of ours or of our subsidiary that owns the equity interests in the entity. See "-- Assets Tests" below.

         INCOME TESTS

         We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of specified types of income that we derive, directly or indirectly, from investments relating to real property. Qualifying income for purposes of the 75% gross income test generally includes:

         o    rents from real property;

         o interest on debt secured by mortgages on real property or on interests in real property;

         o distributions on and gain from the disposition of shares or certificates of beneficial interest in other qualifying REITs;

         o    gain from the disposition of real property; and

         o    income and gain derived from foreclosure property.

         Second, in general, at least 95% of our gross income for each taxable year must be derived from the real property investments described above and generally from dividends and interest and gain from the disposition of stock or securities or from any combination of the foregoing. Gross income from the disposition of property that is held primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

         RENTS FROM REAL PROPERTY. Our gross income consists primarily of our share of rents received by our operating partnership and the partnership subsidiaries from our taxable REIT subsidiaries. These rents will qualify as "rents from real property," which is qualifying income for both the 75% and the 95% gross income test, only if the following conditions are met:

         o First, the rent must not be based, in whole or in part, on the income or profits of any person.

         o Second, neither we nor a direct or indirect owner of 10% or more of our stock may own, actually or constructively, 10% or more of a tenant, other than a taxable REIT subsidiary. If the tenant is a taxable REIT subsidiary, separate restrictions apply that are described below.

         A taxable REIT subsidiary generally is a taxable corporation owned directly or indirectly by a REIT that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotel or health care facilities or provide rights to any brand name under which any hotels or health care facility is operated, other than rights held by the taxable REIT subsidiary as a franchisee or in a similar capacity and that are provided to an eligible independent contractor to operate manage the facility.

         o Third, rent attributable to personal property leased in connection with a lease of real property is no more than 15% of the total rent received under the lease, as determined based on the average of the fair market values of the personal property and real property as of the beginning and end of the taxable year.

         o Fourth, we normally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom we do not derive any income, or through a taxable REIT subsidiary of ours. However, we may provide services directly to tenants, if the services are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered to be provided for the tenants' convenience. In addition, we may provide a minimal amount of non-customary services to the tenants of a property if the income from the services does not exceed 1% of the income from the related property for the taxable year without disqualifying the remaining amounts received with respect to that property from treatment as rents from real property.

         The percentage leases for our hotels generally provide for an initial term of 12 years with three fair market value renewal options of five years each. The percentage leases provide that the lessees are obligated to pay the greater of a fixed base rent or percentage rent as well as additional amounts. Percentage rent is calculated by multiplying specified percentages by gross room revenues, food and beverage revenues and other revenues for each of the hotels in excess of certain thresholds. Both base rent and the thresholds in the percentage rent formulas are adjusted annually for inflation.

         In order for the base rent and percentage rent to constitute rents from real property, the percentage leases must be respected as true leases for United States federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making this determination, courts have considered a variety of factors, including the following:

         o    the intent of the parties;

         o    the form of the agreement;

         o the degree of control over the property that is retained by the property owner, including whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

         o the extent to which the property owner retains the risk of loss with respect to the property, including whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

         In addition, United States federal tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

         o    the service recipient is in physical possession of the property;

         o    the service recipient controls the property;

         o the service recipient has a significant economic or possessory interest in the property, including that the property's use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property's operating costs or the recipient bears the risk of damage to or loss of the property;

         o the service provider does not bear any risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

         o the service provider does not use the property concurrently to provide significant services to entities unrelated to the service recipient; and

         o the total contract price does not substantially exceed the rental value of the property for the contract period.

         Because the determination as to whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor might not be dispositive in every case.

         We believe that the percentage leases will be treated as true leases for United States federal income tax purposes. This belief is based, in part, on the following facts:

         o Our operating partnership and the partnership subsidiaries, on the one hand, and the lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and the relationship is documented by lease agreements,

         o the lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases,

         o the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels and generally dictate how the hotels are operated and maintained;

         o the lessees generally bear all of the costs and expenses of operating the hotels, during the term of the percentage leases;

         o the lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

         o the lessees generally have indemnified our operating partnership and the partnership subsidiaries against liabilities imposed on them during the term of the percentage leases;

         o the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

         o the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

         o our operating partnership and the partnership subsidiaries cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

         o the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

         You should be aware that there are no controlling Treasury regulations, published rulings or judicial decisions involving leases with terms substantially the same as the leases that discuss whether the leases constitute true leases for United States federal income tax purposes. If the leases were characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that our operating partnership and the partnership subsidiaries receive from the lessees may not satisfy the requirements for qualification as rents from real property. In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

         As described above, in order for the rent received by us to constitute rents from real property, four requirements must be satisfied. One requirement is that the rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as rents from real property if it is based on percentages of receipts or sales and the percentages:

         o    are fixed at the time the percentage leases are entered into;

         o are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

         o    conform with normal business practice.

         We believe that the percentage rents currently comply with these requirements.

         The second requirement for qualification of the rent received by us as rents from real property is that we must not own, actually or constructively, 10% or more of any lessee, other than a taxable REIT subsidiary. Our taxable REIT subsidiaries are presently the lessees of all of our hotels and Interstate Hotels manages and operates our hotels on behalf of our taxable REIT subsidiaries.

         Amounts received by us from a taxable REIT subsidiary will qualify as rents from real property if the property leased is a "qualified lodging facility" operated on behalf of the taxable REIT subsidiary by an "eligible independent contractor." A qualified lodging facility is a hotel, motel, or other establishment in which more than one-half of the dwelling units are used on a transient basis, unless wagering activities are conducted at or in connection with the facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in that type of business at or in connection with the facility. A qualified lodging facility includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as the amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. An eligible independent contractor is an independent contractor who generally is actively engaged in the trade or business of operating qualified lodging facilities for persons other than us and our taxable REIT subsidiaries. An independent contractor is a person who does not own, directly or constructively, more than 35% of the ownership interests in the REIT and, if the independent contractor is a corporation, not more than 35% of the total shares or voting power of the entity, or, if the independent contractor is an entity other than a corporation, not more than 35% of the interest in the assets or net profits of the entity is owned, directly or constructively, by one or more persons or entities owning 35% or more of the interests in the REIT. We believe that the hotels leased to our taxable REIT subsidiaries are qualified lodging facilities and Interstate Hotels qualifies as an eligible independent contractor. Our charter contains restrictions on transfers of our common stock designed to assist us in maintaining the status of Interstate Hotels as an independent contractor.

         The third requirement for qualification of the rent received by us as rents from real property is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease, determined as described above. With respect to each hotel, we believe either that the rent attributable to personal property is 15% or less of the total rent or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT.

         The fourth requirement for qualification of the rent received by us as rents from real property is that, other than within the 1% de minimis exception described above and other than through a taxable REIT subsidiary, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Because our operating partnership and the partnership subsidiaries do not perform any services, other than customary ones, for their lessees, we believe we satisfy this requirement.

         INTEREST. For purposes of the gross income tests, the term "interest" generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a "shared appreciation provision," income attributable to the participation feature will be treated as gain from the sale of the secured property.

         FORECLOSURE PROPERTY. For purposes of the gross income tests, in very general terms, foreclosure property is any real property, including interests in real property, and any personal property incident to that real property:

         o that is acquired by a REIT as the result of the REIT having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of the property or on an indebtedness that the property secured; and

         o for which the REIT makes a proper election to treat the property as foreclosure property.

         Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, subject to provisions regarding early termination of this period.

         HEDGING TRANSACTIONS. From time to time, we might enter into hedging transactions with respect to one or more of our assets or liabilities, including, in part, interest rate swaps and caps. To the extent that we enter into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry "real estate assets," any periodic income or gain from the disposition of that contract should be qualifying income for purposes of the 95% gross income test. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. Recently proposed legislation, if enacted as proposed, will change the treatment of hedging transactions. See "-- Proposed Legislation" below.

         FAILURE TO SATISFY GROSS INCOME TESTS. If we fail to satisfy one or both of the gross income tests for any taxable year, we still may qualify as a REIT for that year if we are eligible for relief under specific provisions of the Internal Revenue Code. Those relief provisions generally will be available if:

         o our failure to meet those tests is due to reasonable cause and not due to willful neglect;

         o we attach a schedule of sources of our income to our United States federal income tax return; and

         o any incorrect information on the schedule was not due to fraud with intent to evade tax.

         It cannot be predicted, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in "-- Taxation of our Company," even if the relief provisions apply, we would incur a tax with respect to excess net income. Recently proposed legislation, if enacted as proposed, will change the relief eligibility provisions. See "-- Proposed Legislation" below.

         ASSET TESTS. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

         o First, at least 75% of the value of our total assets must consist of:

         o    cash or cash items, including some receivables;

         o    government securities;

         o interests in real property, including land, buildings and other improvements to land, leaseholds and options to acquire real property and leaseholds;

         o    interests in mortgages on real property;

         o shares or transferable certificates of beneficial interest in other qualifying REITs; and

         o investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term.

         o Second, no more than 25% of the value of our total assets may consist of securities other than those included in the 75% asset class.

         o Third, of our investments not included in the 75% asset class, the value of any one issuer's securities that we own may not exceed 5% of the value of our total assets.

         o Fourth, we may not own more than 10% of the voting power or value of any one issuer's outstanding securities.

         o Fifth, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

         For purposes of the second, third and fourth asset tests, the term "securities" does not include our equity interest in another qualifying REIT, equity or debt securities of a qualified REIT subsidiary of ours or a non-corporate single-member entity all of the equity interests in which are owned directly by us, or our equity interest in any entity treated as a partnership for United States federal tax purposes. The term "securities," however, generally includes our debt securities issued by a partnership, except that debt securities of a partnership are not treated as securities for purposes of the 10% value test if we own at least a 20% profits interest in the partnership. For purposes of the 10% value test, recently proposed legislation, if enacted as proposed, will provide look-through rules with respect to debt securities issued by a partnership and generally, if enacted as proposed, that the term "securities" does not include any security issued by a qualifying REIT. See "-- Proposed Legislation" below. The third and fourth asset tests do not apply in respect of a taxable REIT subsidiary.

         The bulk of our assets normally have constituted interests in real property. We believe we have satisfied the quarterly asset tests for all applicable periods and we intend to conduct our operations so as to be able to continue to satisfy the asset tests on an ongoing basis. If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more nonqualifying assets. If we did not satisfy the condition described in clause
(2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

         DISTRIBUTION REQUIREMENTS. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

         o the sum of 90% of our REIT taxable income, computed without regard to the dividends paid deduction and our net capital gain, and 90% of our after-tax net income, if any, from foreclosure property; minus

         o    the sum of some types of non-cash income.

         We must pay these distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our United States federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after the declaration.

         We will pay United States federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of the January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

         o    85% of our REIT ordinary income for that year;

         o    95% of our REIT capital gain income for that year; and

         o    any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of the required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See "-- U.S. Federal Income Tax Considerations for U.S. Holders -- Distributions to U.S. Holders." If we so elect, we will be treated as having distributed that retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements and to avoid income and excise taxes on undistributed income.

         It is possible that, from time to time, we may experience timing differences between the actual receipt of income and payment of deductible expenses and the inclusion of that income and deduction of expenses in arriving at our REIT taxable income. As a result, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on undistributed income. In this situation, we may need to borrow funds, issue additional stock or sell assets in order to meet our distribution requirements.

         Under some circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying "deficiency dividends" to our stockholders in a later year and including the deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we would be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends in the earlier year.

         PROHIBITED TRANSACTIONS

         As described above under "-- Taxation of our Company," a REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business, which is referred to as a "prohibited transaction." Whether a REIT holds an asset primarily for sale to customers in the ordinary course of a trade or business depends on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to avoid classification as a prohibited transaction applies to a real estate asset that is held for the production of rental income by a REIT for at least four years, if the REIT has made no more than seven sales of property during the year of sale, or some alternative conditions are satisfied, and capital expenditures made to the property during the four years prior to disposition do not exceed 30% of the property's net sales price. Some of our dispositions of properties might be structured to fit within this safe harbor if we determine that complying with the safe harbor is otherwise consistent with our business strategies. However, depending on those strategies we might not comply with the safe harbor, including in respect of some of our non-core assets that we currently plan to sell. In any event, none of these assets should be treated as held for sale to customers in the ordinary course of the owning entity's business and therefore their sale should not constitute a prohibited transaction.

         RECORDKEEPING REQUIREMENTS

         To avoid a monetary penalty, we must request on an annual basis information designed to disclose the ownership of our outstanding stock. We also must maintain required records as described in applicable Treasury regulations. We have complied, and we intend to continue to comply, with these requirements.

         FAILURE TO QUALIFY

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to United States federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid to stockholders. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

         TAX ASPECTS OF OUR INVESTMENT IN OUR OPERATING PARTNERSHIP AND THE PARTNERSHIP SUBSIDIARIES

         The following discussion describes some material United States federal income tax considerations applicable to our direct or indirect investment in our operating partnership and the partnership subsidiaries.

         CLASSIFICATION AS PARTNERSHIPS. We are entitled to include in our income our distributive share of each partnership's income and to deduct our distributive share of each partnership's losses only if the partnership is classified for United States federal income tax purposes as a partnership rather than as a corporation or an association taxable as a corporation. An organization will be classified as a partnership, rather than as a corporation, for United States federal tax purposes if it:

         o is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the "check-the-box regulations"); and

         o    is not a "publicly traded" partnership.

         An entity that was treated as a partnership under the Treasury regulations that were in effect prior to January 1, 1997 will retain its partnership classification unless it has only one member.

         Under the check-the-box regulations, an unincorporated entity with at least two members may elect to be classified either as a partnership or an association taxable as a corporation. If a domestic entity fails to make an election, it generally will be treated as a partnership for United States federal tax purposes. The United States federal tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if:

         o    the entity had a reasonable basis for its claimed classification;

         o the entity and all members of the entity recognized the United States federal tax consequences of any changes in the entity's classification within the 60 months prior to January 1, 1997; and

         o neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

         Each partnership in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect before January 1, 1997. In addition, each partnership intends to continue to be classified as a partnership for United States federal tax purposes, and no partnership intends to elect to be treated as an association taxable as a corporation under the check-the-box regulations.

         A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent. A publicly traded partnership generally will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership's gross income for that year consists of passive-type income, including real property rents, which includes rents that would be qualifying income for purposes of the 75% gross income test, with modifications that generally make it easier for the rents to qualify as passive-type income, gains from the sale or other disposition of real property, certain interest and dividends. We refer to this as the 90% passive income exception.

         Treasury regulations provide limited safe harbors from the definition of a publicly traded partnership. Under one of those safe harbors, referred to as the private placement exclusion, interests in a partnership will not be treated as readily tradable on a secondary market or a substantial equivalent if all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and the partnership does not have more than 100 partners at any time during the partnership's taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if substantially all of the value of the owner's interest in the entity is attributable to the entity's direct or indirect interest in the partnership, and a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each partnership other than our operating partnership qualifies for the private placement exclusion. However, our operating partnership is not treated as a corporation because it is eligible for the 90% passive income exception.

         If our operating partnership were taxable as a corporation, rather than as a partnership, for United States federal income tax purposes, we would not be able to qualify as a REIT and we might not be able to qualify as a REIT if one or more of the partnership subsidiaries were taxable as a corporation. See "-- Requirements for Qualification as a REIT -- Income Tests" and "-- Requirements for Qualification as a REIT -- Asset Tests." In addition, any change in a partnership's status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See "-- Requirements for Qualification as a REIT -- Distribution Requirements." Further, items of income and deduction of the partnership would not pass through to its partners and its partners would be treated as stockholders for tax purposes. Consequently, the partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing the partnership's taxable income.

INCOME TAXATION OF PARTNERSHIPS AND THEIR PARTNERS

         PARTNERS, NOT THE PARTNERSHIPS, SUBJECT TO TAX. A partnership is not a taxable entity for United States federal income tax purposes. Rather, we are required to take into account our allocable share of each partnership's income, gains, losses, deductions, and credits for any taxable year of the partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from the partnership.

         PARTNERSHIP ALLOCATIONS. Although a partnership agreement generally will determine the allocation of income and losses among partners, these allocations will be disregarded for United States federal income tax purposes if they do not comply with the provisions of the United States federal income tax laws governing partnership allocations. If an allocation is not recognized for United States federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to that item. Each partnership's allocations of taxable income and loss are intended to comply with the requirements of the United States federal income tax laws governing partnership allocations.

         TAX ALLOCATIONS WITH RESPECT TO CONTRIBUTED PROPERTIES. Income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of unrealized gain or unrealized loss, referred to as built-in gain or built-in loss, is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution, referred to as a book-tax difference. These allocations are solely for United States federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a "reasonable method" for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

         Under our operating partnership's partnership agreement, depreciation or amortization deductions of our operating partnership generally will be allocated among the partners in accordance with their respective interests in our operating partnership, except to the extent that our operating partnership is required under the United States federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of the deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to our operating partnership will be specially allocated to the contributing partners to the extent of any built-in gain or loss with respect to the property for United States federal income tax purposes.

         BASIS IN PARTNERSHIP INTEREST. Our adjusted tax basis in our partnership interest in our operating partnership generally is equal to:

         o the amount of cash and the basis of any other property contributed by us to our operating partnership;

         o increased by our allocable share of our operating partnership's income and our allocable share of indebtedness of our operating partnership; and

         o decreased, but not below zero, by our allocable share of our operating partnership's loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of our operating partnership.

         If the allocation of our distributive share of our operating partnership's loss would reduce the adjusted tax basis of our partnership interest in our operating partnership below zero, the recognition of the loss will be deferred until it would not reduce our adjusted tax basis below zero. To the extent that our operating partnership's distributions, or any decrease in our share of the indebtedness of our operating partnership, reduces our adjusted tax basis below zero, the distributions will constitute taxable income to us. These distributions and constructive distributions normally will be characterized as long-term capital gain.

         SALE OF A PARTNERSHIP'S PROPERTY. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a partnership on the disposition of contributed properties will be allocated first to the partners of the partnership who contributed the properties to the extent of their built-in gain or loss on those properties for United States federal income tax purposes, as described above under "-- Tax Allocations with Respect to Contributed Properties". Any remaining gain or loss recognized by the partnership on the disposition of the contributed properties, and any gain or loss recognized by the partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective interests in the partnership.

         Our share of any gain realized by a partnership on the sale of any property held by the partnership as inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. However, we do not intend to allow any partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of the partnership's trade or business.

STATE AND LOCAL TAXES

         We may be subject to state and local tax in various states and localities in which we transact business or own property. The state and local tax treatment in those jurisdictions may differ from the United States federal income tax treatment described above.

PROPOSED LEGISLATION

         Certain recently proposed legislation, if enacted as proposed, will amend the provisions of the Internal Revenue Code applicable to REITs. As of the date hereof, this legislation has not been enacted into law. The proposed legislation includes the following items: (i) the formula for calculating the tax imposed on a violation of the 95% income test would be based on 95% of gross income rather than 90% of gross income; (ii) a de minimis exception would be added that would enable a REIT to avoid disqualification upon a failure to meet certain of the asset tests if specified conditions were met; (iii) a REIT that did not meet the de minimis exception would be able to avoid disqualification upon a failure to meet the asset tests if the REIT filed a schedule with a description of each violation, the failure was due to reasonable cause, the violation was cured within 6 months after the last day of the quarter in which the violation was identified and the REIT paid a tax based on the amount of net income generated from the assets causing such violation; (iv) the relief eligibility standards for a failure to satisfy one or both of the 75% income test and the 95% income test would be conformed to the new standards applicable to a violation of the asset tests described in clause (iii); (v) a REIT would be able to remedy a failure to meet a requirement for qualification (other than any failures to meet the income tests or asset tests) that was due to reasonable cause upon payment of a penalty of $50,000; (vi) a REIT would be able unilaterally to declare a deficiency dividend after it identifies any failure to pay a relevant amount; (vii) the rules relating to the treatment of hedging instruments would be amended generally to provide that income from a transaction entered into to hedge interest rate or specified other risks with respect to borrowings incurred to acquire or carry real estate assets would not be treated as gross income for purposes of the 95% gross income test; and (viii) for purposes of the 10% of value asset test, the definition of "securities" would exclude all securities issued by a qualifying REIT and certain debt owed by a partnership to a REIT. We do not know if such legislation will be enacted and, if enacted, whether it will be enacted in its recently proposed form.

                                 USE OF PROCEEDS

The selling stockholders listed below will receive all of the proceeds from the sale of the shares of our common stock offered by this document. We will not receive any proceeds from the sale of such shares.

                            THE SELLING STOCKHOLDERS

The selling stockholders listed in the table below are persons who either have received or may receive shares of our common stock in exchange for units of limited partnership interests in MeriStar Hospitality Operating Partnership, L.P.

We list below with respect to the selling stockholders, as of September 30, 2003, (1) the number of shares of our common stock beneficially owned, (2) the maximum number of shares which may be sold in the offering covered by this prospectus and (3) the number of shares which will be beneficially owned after the offering, assuming the sale of all the shares set forth in (2) above. Except as otherwise noted below, none of the selling stockholders has, within the past three years, had any position, office or other material relationship with our company. The information set forth below, (1) with respect to persons who are current partners of of MeriStar Hospitality Operating Partnership L.P. is based on the register of partners of MeriStar Hospitality Operating Partnership L.P. as of September 30, 2003 and (2) with respect to persons who are not current partners of MeriStar Hospitality Operating Partnership L.P. the most recently available information for such persons.

                                              Shares               Maximum       Number of Shares       Percentage to
                                           Beneficially           Number of     to Be Beneficially     Be Beneficially
                                          Owned Prior to        Shares Which      Owned After this       Owned After
                  Name                    this Offering(1)       May Be Sold        Offering(2)        this Offering(2)
                  ----                    ----------------      ------------    ------------------     ----------------
Jackson-Shaw Partners No. 51, Ltd.              4,455                4,455              0                     0
Virtual Hospitality, Inc.                         930                  930              0                     0
James E. Sowell                                35,513               35,513              0                     0
Lewis W. Shaw, II                              11,837               11,837              0                     0
Kenneth W. Shaw                                11,837               11,837              0                     0
Bruce G. Wiles(3)                               5,758                5,758              0                     0
Kenneth E. Barr(4)                              8,475                8,475              0                     0
Louis E. Capt                                  24,357               24,357              0                     0
Richard O. Jacobson                            36,537               36,537              0                     0
Thomas J. Corcoran, Jr.(5)                     26,537               26,537              0                     0
Ellen M. Feldman                               18,268               18,268              0                     0
Jerry R. Jacob                                  8,525                8,525              0                     0
Pin Nien Hwang                                  6,089                6,089              0                     0

                                              Shares               Maximum       Number of Shares       Percentage to
                                           Beneficially           Number of     to Be Beneficially     Be Beneficially
                                          Owned Prior to        Shares Which      Owned After this       Owned After
                  Name                    this Offering(1)       May Be Sold        Offering(2)        this Offering(2)
                  ----                    ----------------      ------------    ------------------     ----------------
Thomas L. Wiese                                 3,045                3,045               0                   0
Steven L. Cobb                                  3,045                3,045               0                   0
Barbara Hess                                    6,955                6,955               0                   0
DFW South Acquisition Corporation              73,041               73,041               0                   0
Corporate Property Associates 4, L.P.         361,889              361,889               0                   0
Corporate Property Associates 8, L.P.         418,380              418,380               0                   0
The Cocoa Beach Company, Inc.                   2,728                2,278               0                   0
Charles R. Faust                               22,340               22,340               0                   0
C. Wayne Thompson                              44,682               44,682               0                   0
S. Ronald Thompson                             44,682               44,682               0                   0
John D. Monson                                 55,852               55,852               0                   0
Clyde E. Williams, Jr.                         18,601               18,601               0                   0
Clyde E. Williams Trust B                      12,416               12,416               0                   0
Margo A. Williams                               6,209                6,209               0                   0
Scott G. Williams                               6,208                6,208               0                   0
Clyde E. Williams Trust D                      12,417               12,417               0                   0
CapStar Management Company, LLC             1,445,013            1,445,013               0                   0
P.S. O'Hare                                    21,010               21,010               0                   0
Marshall J. Padorr                            754,901              754,901               0                   0
James L. Schwartz                             501,870              501,870               0                   0
Ronald Aronberg Trust                          10,505               10,505               0                   0
Allen E. Diller                                21,010               21,010               0                   0
Calvin M. Grove                                   805                  805               0                   0
Raymond F. Mickus                              10,505               10,505               0                   0
O/K Inn Food and Beverage                      21,010               21,010               0                   0
SLS O/K Remainder Trust                        63,029               63,029               0                   0
Elmer Rypkema                                   7,002                7,002               0                   0
Harold Kent                                    15,854               15,854               0                   0
S. Stephen Atkins                              14,921               14,921               0                   0
Charles Atkins                                  6,528                6,528               0                   0
Jack L. Atkins                                  6,528                6,528               0                   0
Robert E. Atkins                                1,865                1,865               0                   0
Rita Cohen                                        466                  466               0                   0
Muriel E. Sissleman                               466                  466               0                   0
Acock Associates Arch                           2,959                2,959               0                   0
Catherine C. Alfred(6)                          2,613                2,613               0                   0
B. Charles Ames                                50,119               50,119               0                   0
Marvin C. Amos                                  6,655                6,655               0                   0
Mark M. Anderson                                2,583                2,583               0                   0
Christopher R. Anderson                         2,504                2,504               0                   0
The Anderson Grandchild Trust                   1,959                1,959               0                   0
Andres Family Limited Partnership               5,588                5,588               0                   0
Howard F. Andrews                              21,559               21,559               0                   0
Hanna Bartlett                                  1,977                1,977               0                   0
Charlotta E. Barton                             2,654                2,654               0                   0
Garfield R. Beckstead                           4,491                4,491               0                   0
Timothy R. Bogott(7)                           48,867               48,867               0                   0
Curtis W. Bostick                              30,705               30,705               0                   0
Peter C. Buhler                                 5,928                5,928               0                   0
Margaret Callinan                               6,533                6,533               0                   0
Kathleen E. Campbell                            2,372                2,372               0                   0
Charles M. Carroll                              1,655                1,655               0                   0
The Gerald A. Conway Trust                      1,973                1,973               0                   0
Eilleen A. Courtney                             6,192                6,192               0                   0

                                              Shares               Maximum       Number of Shares       Percentage to
                                           Beneficially           Number of     to Be Beneficially     Be Beneficially
                                          Owned Prior to        Shares Which      Owned After this       Owned After
                  Name                    this Offering(1)       May Be Sold        Offering(2)        this Offering(2)
                  ----                    ----------------      ------------    ------------------     ----------------
Willo Cox and W.T. Cox, Jr.(8)                  1,959                1,959             0                       0
The W.T. Cox, Jr. Revocable Trust              21,314               21,314             0                       0
Carl D'Aquila                                  12,576               12,576             0                       0
Frances F. Dickenson                            5,779                5,779             0                       0
Robert Eisenach                                10,165               10,165             0                       0
Sandra Z. Fishman(9)                            1,724                1,724             0                       0
Edwin H. Fowler                                 1,977                1,977             0                       0
The Herman F. Froeb & Helen L.
Froeb Revocable Trust                           2,129                2,129             0                       0
Robert A. Garda                                 8,493                8,493             0                       0
Edward E. Hanlon                                1,796                1,796             0                       0
David Hertz                                     8,632                8,632             0                       0
Barbara Hertz                                   1,977                1,977             0                       0
David Holtzman                                  2,331                2,331             0                       0
Income Opportunity Fund, LP                     5,791                5,791             0                       0
James B. Oswald Company                         1,961                1,961             0                       0
Donald L. Johnson                               3,593                3,593             0                       0
Stephen P. Kaufman                              4,619                4,619             0                       0
Sharon K. Kaufman                               4,618                4,618             0                       0
Margaret P. Kensicki                            3,077                3,077             0                       0
Gordon Kiddoo(10)                               4,675                4,675             0                       0
Lois F. Kiddoo(11)                              4,675                4,675             0                       0
L.C. & M.C. Partnership L                       5,389                5,389             0                       0
Fred W. Lachotzki                               1,942                1,942             0                       0
Robert E. Lamalie Revocable Trust               5,928                5,928             0                       0
Landbel, Inc.                                 139,677              139,677             0                       0
Patricia H. Lannigan                            1,959                1,959             0                       0
Ann Lee Trust                                  17,966               17,966             0                       0
Floyd H. Lee Trust                              8,983                8,983             0                       0
H. John P. Maley                                6,908                6,908             0                       0
The Marlowe Family Limited Partnership          1,977                1,977             0                       0
Gerald C. McDonough                             3,937                3,937             0                       0
George McElroy, Jr.                             3,593                3,593             0                       0
Beverly H. McNew(12)                            1,633                1,633             0                       0
Elizabeth A. McNew Revocable Trust              1,633                1,633             0                       0
I.W. Miller                                     2,018                2,018             0                       0
F.I. Nebhut, Jr.                                1,633                1,633             0                       0
Donna Nevins                                    1,796                1,796             0                       0
Anne Nisch                                      1,955                1,955             0                       0
Margaret M. Patton                             16,332               16,332             0                       0
Norman T. Patton                                3,125                3,125             0                       0
Elizabeth M. Pfriem                             7,833                7,833             0                       0
Whitney S. Powers                               4,943                4,943             0                       0
Paul J. Powers & Barbara A. Powers              1,633                1,633             0                       0
Lawrence A. Raimondi and Sharon L. Raimondi     3,327                3,327             0                       0

                                              Shares               Maximum       Number of Shares       Percentage to
                                           Beneficially           Number of     to Be Beneficially     Be Beneficially
                                          Owned Prior to        Shares Which      Owned After this       Owned After
                  Name                    this Offering(1)       May Be Sold        Offering(2)        this Offering(2)
                  ----                    ----------------      ------------    ------------------     ----------------
Douglas M. Reid                                 1,968                1,968              0                     0
Edward H. Richard                               3,593                3,593              0                     0
Jean Rothstein                                  4,042                4,042              0                     0
Neil T. Ruddock                                 6,467                6,467              0                     0
Sanibel Lending Group, LP                       6,994                6,994              0                     0
Robert M. Taylor                              161,790              161,790              0                     0
Linda Taylor                                    7,186                7,186              0                     0
Allen G. Ten Broek                              7,228                7,228              0                     0
Allen G. Ten Broek Revocable Trust            123,863              123,863              0                     0
Ten Broek Family Trust                          5,749                5,749              0                     0
Ellen B. Thomas                                 1,969                1,969              0                     0
Martin D. Walker Trust                          3,266                3,266              0                     0
Helen T. West                                   4,899                4,899              0                     0
Jo Ann Wigglesworth                             3,686                3,686              0                     0
Peter C. Yesawich                               1,633                1,633              0                     0
South Seas Properties, Co.                      2,030                2,030              0                     0

(1) Beneficial ownership as of September 1, 1999, based upon information provided by the respective selling stockholders. Unless otherwise noted in the following footnotes, the shares of our common stock set forth in this column with respect to a particular selling stockholder have not also been attributed to the shareholders, limited partners or general partners of such selling stockholders.

(2) Assumes sale of all shares of our common stock registered hereunder, even though selling stockholders are under no obligation known to our company to sell any shares of our common stock at this time. Assumes that all units of limited partnership interests in MeriStar Hospitality Operating Partnership, L.P. ("OP Units") held by or attributable to the person are exchanged for shares of our common stock. The total number of shares of our common stock outstanding used in calculating this percentage assumes that none of the OP Units held by other persons are exchanged for shares of our common stock.

(3)   Bruce G. Wiles is our President and Chief Operating Officer.

(4) Kenneth E. Barr, who was our Executive Vice President, Chief Financial Officer, Secretary and Treasurer prior to our merger with CapStar Hotel Company, is a participant in American General Hospitality Inc.'s Retirement Savings Plan.

(5) Thomas J. Corcoran controls 50% of the voting stock of DFW South Acquisition Corporation.

(6)   In her capacity as settlor under a Trust Agreement dated July 25, 1982.

(7) In his capacity as trustee under a Trust dated September 23, 1996, for the benefit of Timothy R. Bogott.

(8) In their capacities as trustees under the Money Purchase Pension Trust for the benefit of Employees.

(9)   In her capacity as trustee under a Revocable Grantor Trust.

(10)  In his capacity as trustee under a Trust dated October 27, 1987.

(11)  In her capacity as trustee under a Trust dated October 27, 1987.

(12)  In her capacity as trustee under the will of Laurel McNew.

                              PLAN OF DISTRIBUTION

We are registering 5,782,940 shares of our common stock on behalf of the selling stockholders who are listed above.

The selling stockholders, or their pledges, donees, transferees or other successors in interest, may choose to sell their shares from time to time on the New York Stock Exchange, at market prices prevailing at the time of the sale, at prices related to the then prevailing market prices, in privately negotiated transactions or through a combination of these methods. In addition, these selling stockholders, or their pledges, donees, transferees or other successors in interest, may choose one or more of the following alternatives:

         o a block trade in which a broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal in order to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; and

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers.

We will pay all costs, expenses and fees in connection with the registration of the shares of our common stock offered by this prospectus. The selling stockholders will pay brokerage commissions and similar selling expenses, if any, attributable to the sale of shares of our common stock offered by this document.

The selling stockholders and any broker-dealers who act in connection with the sale of their shares of our common stock under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 and any commissions received by them and profit on any resale of their shares of our common stock as principals might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling stockholders against liabilities under the Securities Act as underwriters or otherwise. The selling stockholders may also agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares of our common stock offered hereby against such liabilities.

When a selling stockholder elects to make a particular offer of the shares which are the subject of this prospectus, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation from such selling stockholder and any other required information.

                                     EXPERTS

The consolidated financial statements and supplementary schedule of our company and our subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in this document and the related registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference in this document, and upon the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

Ballard Spahr Andrews & Ingersoll, LLP, Baltimore, Maryland, has issued an opinion about the legality of the shares of our common stock being offered by this prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Reports, proxy statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including our filings, are also available to the public from the Securities and Exchange Commission's Web site at "http://www.sec.gov."

Our common stock is listed on the New York Stock Exchange and such reports, proxy statements and other information can also be inspected at the office of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus is a part of the registration statement and constitutes a prospectus of our company for the shares of our common stock to be sold by the selling stockholders. As allowed by the Securities and Exchange Commission rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important business and financial information about us to you that is not included in or delivered with this prospectus by referring you to those documents.

The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any filing we will make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 following the effective date of the registration statement relating to this offering and prior to the termination of the offering of our company's shares of common stock:

1. Our Annual Report on Form 10-K filed by us for the fiscal year ended December 31, 1998; and

2.    Our Definitive Proxy Statement on Schedule 14A filed by us on April 2,
1999;

3. The description of our common stock contained in our Registration Statement on Form 8-A filed by us on July 22, 1998, as amended by this prospectus; and

4. Our Quarterly Reports on Form 10-Q filed by us for the fiscal quarters ended March 31, 1999 (as amended by our Quarterly Report on Form 10-Q/A) and June 30, 1999.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

MeriStar Hospitality Corporation
4501 N. Fairfax Drive
Arlington, Virginia 22203
Attention:  Legal Department
Telephone requests may be directed to (703) 812-7200.

We have not authorized anyone to give any information or make any representation about our company that differs from or adds to the information in this prospectus or in our documents or the documents that we publicly file with the Securities and Exchange Commission. Therefore, if anyone does give you different or additional information, you should not rely on it.

The information contained in this prospectus speaks only as of its date unless the information specifically indicates that another date applies.

No dealer, salesperson or other individual has been authorized to give any information or make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by our company or the selling stockholders described in this document. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, our common stock in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in the affairs of our company since the date hereof.



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







                                5,782,940 Shares

                              MERISTAR HOSPITALITY
                                   CORPORATION

                                  Common Stock


                                   PROSPECTUS
                                November 5, 2003